THIS ASSET PURCHASE AGREEMENT is made the 30th day of July, 2010

B E T W E E N:

Merge Healthcare Incorporated, a corporation governed by the laws of Delaware

(the “Buyer”)

- and -

Merrick Healthcare Solutions, LLC., a limited liability company governed by the laws of Indiana (dba Olivia Greets)

(the “Seller”)

RECITALS:

A. The Seller carries on the Business.

B. The Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase from the Seller substantially all of the assets of and relating to the Business, subject to the terms and conditions of this Agreement.

THEREFORE the parties agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions

Whenever used in this Agreement the following words and terms have the meanings set out below:

“Accounts Payable” means amounts relating to the Business owing to any Person as of the Closing Date, which are incurred in the ordinary course of business and in accordance with the terms of this Agreement, to the extent reflected (if required to be so reflected) on the Financial Statements (for the periods covered thereby);

“Accounts Receivable” means accounts receivable, bills receivable, trade accounts, book debts and insurance claims relating to the Business, recorded as receivable in the Books and Records and any other amount due or deemed to be due to the Seller relating to the Business including but not limited to the items listed in Schedule 4.10(c) and any refunds and rebates receivable relating to the Business or the Purchased Assets, and the benefit of all security (including cash deposits), guarantees and other collateral held by the Seller relating to the Business except for any of the foregoing which are Excluded Assets;

“Agreement” means this Asset Purchase Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Assumed Liabilities” means the Accounts Payable set forth on Schedule 2.3 and the obligations and liabilities arising on or after the Closing Date under the Customer and Supplier Contracts;

“Books and Records” means books and records of the Seller relating to the Business or the Purchased Assets, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media;

“Business” means the development and distribution of the Olivia Greets System;

“Business Day” means any day except a Saturday, Sunday or any statutory holiday in the State of Delaware;

“Claims” includes claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, professional fees, including reasonable fees of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

“Closing” means the completion of the sale to and purchase by the Buyer of the Purchased Assets under this Agreement;

“Closing Date” means the date on which this Agreement is executed and delivered by both of the Parties or such other date (but not later than July 31, 2010) as the Parties may agree as the date upon which the Closing shall take place;

“Contracts” means contracts, commitments, entitlements or engagements to which the Seller is a party or by which the Seller is bound or under which the Seller has, or will have, any liability or contingent liability relating to the Business or the Purchased Assets and includes quotations, orders or tenders for any contract which remain open for acceptance and warranties or guarantees (express or implied) and shareholder agreements and employment agreements;

“Customer and Supplier Contracts” means the contracts specifically identified under the heading “Customer and Supplier Contracts” on Schedule 4.18;

“Employees” means those individuals employed by the Seller, on a full-time, part-time or temporary basis, relating to the Business, including those employees of the Business on disability leave, parental leave or other absence;

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, development or similar agreements, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;

“Environmental, Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation;

“Excluded Assets” means

(a) Accounts Receivable from the Buyer that are greater than 30 days past due from the invoice date;

(b) Prepaid Expenses Excluded;

(c) cash, bank accounts and bank balances, moneys in possession of banks and other depositories, term or time deposits and similar cash items of, owned or held by or for the account of the Seller;

(d) marketable shares, notes, bonds, debentures or other securities of or issued by corporations or other Persons and not relating to the Business and all certificates or other evidences of ownership thereof owned or held by or for the account of the Seller, including but not limited to, all equity interests of Merrick Healthcare Solutions, LLC, held by Merrick Ventures, LLC;

(e) corporate, financial, taxation and other records of the Seller not relating exclusively or primarily to the Business and all books, records and other documents and information required to be retained by the Seller under law;

(f) sales, excise or other licences or registrations issued to or held by the Seller, whether in respect of the Business or otherwise;

(g) refunds in respect of reassessments for Taxes relating to the Business or Purchased Assets paid prior to the Closing;

(h) refundable Taxes;

(i) amounts owing from any director, officer, former director or officer, shareholder or employee of the Seller;

(j) all Contracts other than Customer and Supplier Contracts;

(k) any and all rights, benefits and privileges under or related to any employee benefit plan of the Seller;

(l) all rights to tax refunds and all interest paid or payable with respect to such tax refunds;

(m) all insurance policies and rights thereunder relating to the Business prior to the Closing Date, including but not limited to, all rights with respect to any pending or future claims and all rights to premium refunds on such insurance policies, and all actions, causes of actions, claims, counterclaims, defenses and offsets (including, without limitation, all insurance claims) pertaining in any way to any assets of the Seller as may have arisen prior to the Closing Date;

(n) the certificate of incorporation of Seller, as amended and restated, and all rights granted thereunder, including but not limited to, any right to mandatory conversion of preferred stock, and

(o) all rights of the Seller under this Agreement;

“Financial Statements” means, collectively,

(a) the financial statements of the Seller for the fiscal year ended December 31, 2009 (unaudited) consisting of a balance sheet and income statement of the Seller; and

(b) the unaudited financial statements of the Seller, consisting of a balance sheet as of June 30, 2010 and an income statement for the period commencing January 1, 2010 and ending on June 30, 2010,

copies of which are attached as Schedule 4.6;

“GAAP” means United States generally accepted accounting principles as in effect from time to time;

“Goodwill” means the goodwill of the Business and relating to the Purchased Assets, and information and documents relevant thereto including lists of customer and suppliers, research and development materials, and the exclusive right of the Buyer to represent itself as carrying on the Business in succession to the Seller and to all rights in respect of the name “Olivia Greets” and any variations of such name;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity:

(a)	having or purporting to have jurisdiction on behalf of any nation, state or other geographic or political subdivision thereof; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Governmental Authorizations” means authorizations, approvals, including any environmental approvals, orders, certificates, consents, directives, notices, licences, permits, variances, registrations or similar rights issued to or required by the Seller relating to the Business or any of the Purchased Assets by or from any Governmental Authority;

“Intellectual Property” means any intellectual property and all rights therein and thereto owned by the Seller or used in carrying on the Business, including without limitation (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names (including the name “Olivia Greets”), and domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all works of authorship and other copyrightable works, including the Olivia Greets Software and all other software, databases, and similar products, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (f) all copies and tangible embodiments thereof (in whatever form or medium);

“Inventories” means inventories of every kind and nature and wheresoever situated of the Seller relating to the Business, including inventories of raw materials, work-in-progress, finished goods and by-products, spare parts, operating supplies and packaging materials of or relating to the Business;

“Laws” means applicable laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case, of any Governmental Authority;

“Material Contract” means any Contract to which the Seller is a party or under which the Seller has any rights or obligations, other than a Contract made in the ordinary course of the Business under which the Seller has a financial obligation of less than $10,000 per annum and which can be terminated by the Seller without the Seller being required to pay any damages, penalty or other amount by giving not more than 30 days notice;

“Notice” has the meaning given in Section 8.3;

“Olivia Greets Software” means the Seller’s proprietary software, including the kiosk software, licensed avatar platform, Olivia Greets System, distributed call center Software, and other related systems.

“Olivia Greets System” means the Seller’s proprietary Olivia Greets kiosk offerings and related Intellectual Property;

“Parties” means the Seller and the Buyer collectively, and “Party” means any one of them;

“Permitted Encumbrances” means the Encumbrances listed on Schedule 0(a);

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Personal Information” means any information in the possession of the Seller about an identifiable individual, but does not include the name, title or business address or telephone number of an Employee;

“Prepaid Expenses” means all amounts prepaid including taxes, business taxes, rents, telephone, insurance and all deposits with any public utility or any Governmental Authority, but excluding income or other taxes which are personal to the Seller;

“Prepaid Expenses Excluded” means Prepaid Expenses other than Prepaid Expenses Purchased;

“Prepaid Expenses Purchased” means Prepaid Expenses relating to the Olivia Greets Software and Tangible Assets;

“Purchase Price” has the meaning given in Section 3.1;

“Purchased Assets” means all of the Seller’s right, title and interest in, to and under, or relating to, the assets, property and undertaking, owned or used or held by Seller for use in, or relating to the operation of, the Business, including the following properties, assets and rights:

(a) the Inventories;

(b) the Books and Records;

(c) the benefit of all Customer and Supplier Contracts;

(d) any sales tools and data to manage prospective customers and by which pricing is determined for such prospective contracts

(e) the Tangible Assets;

(f) the Intellectual Property (including all trademarks, copyrights, and patents);

(g) the Goodwill;

(h) the Accounts Receivables;

(i) the Prepaid Expenses Purchased;

(j) the Olivia Greets Software;

(k) the Governmental Authorizations; and

(l) all other rights, properties and assets of the Seller used in or held by the Seller or its Affiliates for use in or relating to the operation of the Business, of whatsoever nature or kind and wherever situated;

other than the Excluded Assets;

“Tangible Assets” means all tangibles assets, including computer hardware, equipment, fixtures, furniture, furnishings, vehicles, owned or used or held by the Seller relating to the Business, and other tangible property and facilities used in the Business whether located in or on the premises of the Seller or elsewhere;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Laws in respect of Taxes; and

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions.

1.2 Certain Rules of Interpretation

In this Agreement:

(a) Consent - Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b) Currency - Unless otherwise specified, all references to money amounts are to United States dollars.

(c) Governing Law – This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware or to the federal courts sitting in Delaware.

(d) Headings - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(e) Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f) No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g) Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h) Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(i) Statutory references – A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(j) Time - Time is of the essence in the performance of the Parties’ respective obligations.

(k) Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3 Knowledge

Any reference to the knowledge of any Party shall mean to the best of the knowledge, information and belief of such Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant officers, directors and employees of such Party and, in the case of the knowledge of the Seller, the relevant senior managers of the Business.

1.4 Entire Agreement

This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties relating to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

1.5 Schedules

The schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description
Schedule 2.3	Assumed Liabilities
Schedule 3.2	Allocation of Purchase Price
Schedule 4.6	Financial Statements
Schedule 4.7	Exclusions from Absence of Undisclosed Liabilities
Schedule 0(a)	Permitted Encumbrances
Schedule 4.10(b)	Tangible Assets
Schedule 4.10(c)	Unbilled and AR Schedule
Schedule 4.13	Government Authorizations
Schedule 4.17	Employment Matters
Schedule 4.18	Material Contracts
Schedule 4.19	Litigation
Schedule 4.21(a) Schedule 4.21(i)	Intellectual Property Olivia Greets Software Third Party Expenses And Royalties
Schedule 4.21(j)	Open Source Software

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets

Subject to the provisions of this Agreement, the Seller hereby sells, transfers and assigns to the Buyer, and the Buyer hereby purchases and accepts assignment of the Purchased Assets, in consideration of the Purchase Price.

2.2 Transfer and Delivery of Purchased Assets

The Seller hereby agrees to deliver to the Buyer all such bills of sale, assignments, instruments of transfer, consents and other documents as are necessary or desirable to effectively transfer to the Buyer the Purchased Assets and hereby delivers up to the Buyer possession of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

2.3 Assumed Liabilities

On Closing, the Buyer shall assume and become responsible for all of the Assumed Liabilities. Except for the Assumed Liabilities, the Buyer does not assume and is not responsible for any of the liabilities, debts or obligations of the Seller, whether present or future, absolute or contingent and whether or not relating to the Business including, without limitation,

(a)	any Accounts Payable except as specifically set forth on Schedule 2.3;

(b)	any liabilities for Taxes payable by the Seller and all liabilities for Taxes which relate to any period prior to the Closing Date;

(c)	any liabilities for salary, bonus, vacation pay and other compensation and all liabilities under any and all employee benefit plans of the Seller relating to employment of persons in the Business prior to the Closing Date;

(d)	any severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Seller of the employment of any Employee who does not accept or is deemed not to have accepted the Buyer’s offer of continuing employment made pursuant to Section 6.5;

(e)	any obligations under any Contracts other than the Customer and Supplier Contracts;

2.4 Assignment of Contracts

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Buyer, any Customer and Supplier Contract or Governmental Authorization which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, unless such approval or consent has been obtained (collectively “Non-Assignable Rights”). In connection with such Non-Assignable Rights, the Seller shall, at the request of the Buyer:

(a) co-operate with the Buyer in any reasonable arrangements designed to provide the benefits of such Non-Assignable Rights to the Buyer, including holding any such Non-Assignable Rights in trust for the Buyer or acting as agent for the Buyer;

(b) enforce any rights of the Seller arising from such Non-Assignable Rights against the issuer thereof or the other party or parties thereto;

(c) take all such actions and do, or cause to be done, all such things at the request of the Buyer as shall reasonably be necessary in order that the value of any Non-Assignable Rights shall be preserved and shall enure to the benefit of the Buyer; and

(d) pay over to the Buyer, all monies collected by or paid to the Seller in respect of such Non-Assignable Rights.

If the Seller is unable to lawfully provide the benefit of any Governmental Authorization to the Buyer, it shall not, at any time, use such Governmental Authorization for its own purposes or assign or provide the benefit of such Governmental Authorization to any other party.

ARTICLE 3
PURCHASE PRICE

3.1 Purchase Price

The Buyer shall assume the Assumed Liabilities and shall issue to the Seller, on Closing, 500,000 common shares in the capital of the Buyer (the “Purchase Price”). The shares to be issued by the Buyer to the Seller shall be subject to a lock-up period of twelve (12) months commencing from the Closing Date, except that the Seller may transfer to its investors the shares constituting the Purchase Price, provided that the lockup period shall continue to apply to such investors.

3.2 Allocation of Purchase Price

The Parties agree to allocate the Purchase Price among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the provisions of Schedule 3.2. The Parties agree to take no position inconsistent with such allocation on any tax return or in any proceeding before any Governmental Authority or otherwise, to prepare and file their respective Tax Returns in a manner consistent with the elections agreed to herein, and in the event that any allocation or election is disputed by any Governmental Authority, the Party receiving notice of the dispute shall promptly notify the other Parties and shall consult with them prior to making any resolution of the dispute. The Parties will each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Code.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer the matters set out below. No investigations made by or on behalf of the Buyer at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Seller in or pursuant to this Agreement.

4.1 Incorporation and Corporate Power

The Seller is a corporation validly existing under the laws of Indiana and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and to carry on the Business as presently conducted.

4.2 Subsidiaries

The Seller does not own, or have any interest in, any shares of any corporation which carries on, in whole or in part, the Business or any business similar to, competitive with or ancillary to the Business.

4.3 Due Authorization and Enforceability of Obligations

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms.

4.4 Absence of Conflicting Agreements

Except for those Customer and Supplier Contracts and Governmental Authorizations which require consent to their assignment or transfer, the Seller is not a party to, bound or affected by or subject to any:

(a) indenture, mortgage, lease, agreement, obligation or instrument;

(b) charter or by-law; or

(c) Laws or Governmental Authorizations;

that as of the Closing Date would be violated, breached by, or under which default would occur or an Encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

4.5 Regulatory Approvals

No approval, order, consent of or filing with any Governmental Authority is required on the part of the Seller, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Seller’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

4.6 Financial Statements

The Financial Statements will be provided no later than five business days after Closing Date and

(a) have been prepared in accordance with GAAP applied on a basis consistent with those of preceding fiscal periods, except for audit adjustments and the omission of such information as would otherwise be contained in notes to such financial statements;

(b) present fully, fairly and correctly in all material respects the assets, liabilities and financial condition of the Seller as at their respective dates and the results of its operations and the changes in its financial position for the period(s) then ended;

(c) are in accordance with the Books and Records;

(d) contain and reflect all necessary adjustments for a fair presentation in all material respects of the results of operations and the financial condition of the Business for the period(s) covered thereby; and

(e) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of a material nature of the Seller relating to the Purchased Assets and the Business.

4.7 Absence of Undisclosed Liabilities

The Seller has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as disclosed in the Financial Statements or except as forming part of the Assumed Liabilities, which as of the Closing Date would constitute an Encumbrance on or liability arising from or related to the Purchased Assets. Without limiting the generality of the foregoing, except as disclosed in Schedule 4.7, the Seller (i) has no outstanding credits due to customers or other third parties, (ii) has not received any advance payment for services not completed, and (iii) has no orders outstanding to any suppliers for which it does not have a corresponding order and payment outstanding from a customer. The Accounts Payable forming part of the Assumed Liabilities have all been incurred within the 30 days immediately prior to the Closing Date.

4.8 Absence of Changes and Unusual Transactions

Since June 30, 2009

(a) there has not been any material change in the financial condition, operations, working capital, assets or prospects of the Business or the Purchased Assets other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse;

(b) there has not been any damage, destruction or loss, or labour dispute, organizing drive, application for certification or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets, properties or future prospects of the Business;

(c) there has not been any material change in the level of Inventories.

(d) the Seller has not transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Financial Statements or cancelled any debts or entitlements except, in each case, in the ordinary course of business;

(e) the Seller has not discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent) relating to the Business, other than liabilities included in the Financial Statements and liabilities incurred since the date of the Financial Statements in the ordinary course of business;

(f) the Seller has not suffered any extraordinary loss, waived or omitted to take any action in respect of any rights, or entered into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction is or would be material in relation to the Purchased Assets or the Business;

(g) the Seller has not granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of Employees, or changed the terms of employment for any Employee or entered into a written contract with any Employee except in the ordinary course of business and consistent with past practice;

(h) the Seller has not, relating to the Business, hired or dismissed any senior employees;

(i) the Seller has not, except as disclosed as a Permitted Encumbrance, created or permitted to exist any Encumbrance affecting as of the Closing Date the Seller’s title to any of the Purchased Assets, whether tangible or intangible, or the Business;

(j) the Seller has not changed the manner of billing of, or the credit lines made available to, any customers of the Business;

(k) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business; and

(l) the Seller has not authorized, agreed or otherwise become committed to do any of the foregoing.

4.9 Non-Arm’s Length Transactions

No director or officer, former director or officer, shareholder or Employee of, or any other Person not dealing at arm’s length with, the Seller is engaged in any transaction or arrangement with or is a party to a Contract with, or has any indebtedness, liability or obligation to, the Seller relating to the Business or the Purchased Assets except for employment arrangements with Employees, a shared services agreement for HR, IT, Legal and Accounting services with Merrick Ventures, and working capital advances from Merrick Ventures, LLC

4.10 Title to and Location of Assets.

Except as identified elsewhere in this Agreement, the Seller is the sole legal and beneficial owner and (where its interests are registered) the sole registered owner of the Purchased Assets with good and valid title, free and clear (as of the Closing Date) of all Encumbrances other than Permitted Encumbrances and is exclusively entitled to possess and dispose of same (subject only, in the case of Contracts or Governmental Authorizations, to the necessity of obtaining consents to their assignment). Without limiting the generality of the foregoing, the Seller is the sole legal and beneficial owner of the Accounts Receivable, including any customer accounts where products and/or services have been sold but not billed. There has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the Purchased Assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the Purchased Assets other than pursuant to the provisions of, or as disclosed in, this Agreement or pursuant to purchase orders accepted by the Seller in the ordinary course of business. Schedule 4.10(b) sets forth a complete list of the Tangible Assets.

4.11 Sufficiency of Assets

The Purchased Assets constitute all of the assets, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Seller.

4.12 Business in Compliance with Law

The operations of the Business have been and are now conducted in compliance with all Laws of each jurisdiction in which the Business has been and is carried on and the Seller has not received any notice of any alleged violation of any such Laws.

4.13 Governmental Authorizations

Schedule 4.13 sets forth a complete list of the Governmental Authorizations. The Governmental Authorizations listed in Schedule 4.13 are all the authorizations required by the Seller to enable it to carry on the Business in compliance with all Laws. The Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no violations of such Governmental Authorizations, no proceedings are pending or, to the knowledge of the Seller, threatened, which could result in their revocation or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal.

4.14 Restrictive Covenants

The Seller is not a party to or bound or affected by any agreement, arrangement, undertaking or other understanding (whether written or oral):

(a) limiting the freedom of the Seller to compete in any line of business or any geographic area, acquire goods or services from any supplier, establish the prices at which it may sell any goods or services, sell goods or services to any customer or potential customer, or transfer or move any of its assets or operations; or

(b) which materially and adversely affects the business practices, operations or financial condition of the Business or the continued operation of the Business after the Closing as currently carried on.

4.15 Real Property

The Seller does not own (and has never owned) or lease and has not agreed to acquire or lease any real property or interest in real property.

4.16 Environmental, Health and Safety Matters.

(a) The Seller is in compliance with all Environmental, Health and Safety Requirements.

(b) The Seller has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Seller or its facilities arising under Environmental, Health and Safety Requirements.

4.17 Employment Matters

(a) The Seller has provided the Buyer with a complete list of the Employees, together with all relevant information including their titles, service dates and material terms of employment. Except as disclosed in Schedule 4.17, no Employee is on short-term or long-term disability leave, parental leave, extended absence.

(b) Except as disclosed in Schedule 4.17, the Seller is not bound by any Contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law, nor are there any management agreements, retention bonuses or Contracts providing for cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.

(c) Except as disclosed in Schedule 4.17, the Seller is not a party to, or bound by, nor does the Seller have any liability or contingent liability with respect to any employment policies or benefit or pension plans, whether written or unwritten, funded or unfunded, or formal or informal.

(d) The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices or other collective bargaining dispute within the past three years. The Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

4.18 Material Contracts

Schedule 4.18 sets forth a complete list of the Material Contracts (including those relating to the Customer and Supplier Contracts and Employees), and current and complete copies of all Material Contracts have been delivered or made available to the Buyer. The Material Contracts are all in full force and effect unamended since the date of any amendment thus provided and there are no outstanding defaults or violations under such Material Contracts on the part of the Seller or, to the knowledge of the Seller, on the part of any other party to such Material Contracts and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Material Contract. Except as specified in Schedule 4.18, the Customer and Supplier Agreements may be assigned by Seller to Buyer without written consent from or notice to any third party. Through the Business and the Purchased Assets, the Seller has the capacity, including the necessary personnel, equipment and supplies, to perform all its obligations under the Material Contracts.

4.19 Litigation

Except as disclosed in Schedule 4.19, there are no Claims, investigations, grievances or proceedings, including appeals and applications for review, in progress, or, to the knowledge of the Seller, pending or threatened against or relating to the Seller which, if determined adversely to the Seller, would,

(a) materially and adversely affect the properties, business, future prospects or financial condition in the hands of the Buyer of the Business or the Purchased Assets,

(b) enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement, or

(c) prevent the Seller from fulfilling any of its obligations set out in this Agreement or arising from this Agreement,

and the Seller has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in Schedule 4.19, there is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Seller.

4.20 Tax Matters

(a) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) There is no dispute or claim concerning any Tax liability of the Seller either (i) claimed or raised by any authority in writing or (ii) as to which the Seller has knowledge.

(c) The Seller has delivered to the Buyer correct and complete copies of all federal Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Seller since 2008. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) All Taxes of the Seller which would be delinquent if not paid prior to the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged.

(e) There are no tax liens against any of the Purchased Assets. There are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or could become a lien on the Purchased Assets, except for Taxes not yet due and payable.

(f) No action is pending by any Governmental Authority in a jurisdiction in which the Seller does not file a Tax Return to the effect that the Seller is or may be subject to taxation in that jurisdiction.

(g) The Seller is not a party to any contract, agreement, plan or arrangement relating to the allocating or sharing of, or liability for, Taxes with respect to any period.

(h) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party.

(i)

4.21 Intellectual Property

(a) Schedule 4.21(a) sets forth a complete list and a brief description of all Intellectual Property which has been registered, or for which applications for registration have been filed, by or on behalf of the Seller in any jurisdiction.

(b) True and complete copies of all Contracts and Encumbrances relating to the Intellectual Property, excluding licenses for “off the shelf” computer software that is readily available in the marketplace, have been provided to the Purchaser and such Contracts and Encumbrances are in full force and effect and no default exists on the part of the Seller or, to the knowledge of the Seller, on the part of the other parties to such Contracts and Encumbrances.

(c) The Seller is using or holding any of the Intellectual Property of which it is not the sole beneficial owner with the consent of or a licence from the owner of such Intellectual Property, all of which such consents or licences are in full force and effect. True and complete copies of such licences and consents have been provided to the Buyer and no default under such licences and consents exists on the part of the Seller or, to the knowledge of the Seller, on the part of any of the other parties to such licences and consents.

(d) All of the Intellectual Property is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in its abandonment, cancellation or unenforceability;

(e)

(i) there are no legal proceedings in progress or pending or, to the knowledge of the Seller, threatened against the Seller relating to the Intellectual Property; and

(ii) the carrying on of the Business and the use, possession, reproduction, distribution, sale, licensing, sublicensing or other dealings involving any of the Intellectual Property in connection with such business does not breach, violate, infringe or interfere with any rights of any other Person.

(f)

(i) there are no legal proceedings by the Seller relating to breaches, violations, infringements or interferences with any of the Intellectual Property by any other Person and the Seller has no knowledge of any facts upon which such a legal proceeding by the Seller could be based; and

(ii) to the Seller’s knowledge, no other Person is using any of the Intellectual Property so as to breach, violate, infringe or interfere with the rights of the Seller.

(g) The Olivia Greets Software:

(i) is free from known material defects or deficiencies; and

(ii) does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Olivia Greets Software, including computer viruses, time locks or any code, instruction or device that may be used without authority to access, modify, delete or damage any of the Olivia Greets Software.

(h) The Intellectual Property does not include any intellectual property in respect of which any of the Seller’s current or former officers, Employees or consultants have any rights. All of the Intellectual Property developed by the Seller’s current and former officers, Employees and consultants has been validly assigned to the Seller free and clear of any rights of or claims by such officers, Employees and consultants.

(i) Except as disclosed in Schedule 4.21(i), there are no third party costs payable in respect of the Olivia Greets Software.

(j) Except as disclosed in Schedule 4.21(j), the Intellectual Property does not incorporate any software that is or contains any software that is licensed pursuant to an “open source” licensing agreement or similar agreement.

4.22 Books and Records

All Books and Records have been delivered or made available to the Buyer. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business and all material financial transactions relating to the Business have been accurately recorded in such Books and Records.

4.23 Personal Information

(a) The Seller, to the extent required by Law, has a written privacy policy which governs its collection, use and disclosure of Personal Information and which complies with the industry privacy codes applicable to the Business, and the Seller is in compliance in all material respects with such privacy policy.

(b) All Personal Information provided to the Buyer, and the manner in which such Personal Information has been obtained and provided to the Buyer, in connection with the purchase and sale of the Business and the Purchased Assets, complies with all Laws and with the Seller’s written privacy policy, and all required consents to the collection or use of Personal Information or to the disclosure of Personal Information to the Buyer or any other Person have been obtained.

4.24 No Broker

The Seller has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Buyer.

4.25 Customers

The Seller has not received any notice from any customer, and the Seller has no knowledge that any customer will cease to do business with the Buyer, or will materially decrease the volume or value of its business historically done with the Seller after (whether or not as a result of) the consummation of the transactions contemplated hereby, or is threatened with bankruptcy or insolvency.

4.26 Full Disclosure

The Seller has made available to the Buyer, all information, including Personal Information and the financial, marketing, sales and operational information on a historical basis relating to the Business, which would be material to a Buyer of the Business. All such information which has been provided to the Buyer is true and correct in all material respects and no material fact or facts have been omitted from that information which would make such information misleading. Without limiting the generality of the foregoing, the Seller has not failed to disclose to the Buyer, any fact or information which would be material to a Buyer of the Business or the Purchased Assets.

4.27 Survival

Representations and warranties contained in this Article shall survive as follows:

(a) The representations and warranties set out in Sections 4.1 and 4.3 of this Agreement shall survive indefinitely.

(b) Representations and warranties relating to or impacted by tax matters arising in or in respect of a particular period ending on, before or including the Closing Date shall survive for a period of 90 days after the relevant authorities shall no longer be entitled to assess liability against the Seller or the Buyer for that particular period, having regard, without limitation, to any waivers given by the Seller in respect of any taxation year.

(c) All other representations and warranties shall survive for a period of 12 months from the Closing Date.

If no claim shall have been made under this Agreement against the Seller for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, the Seller shall have no further liability under this Agreement with respect to such representation or warranty. Notwithstanding the limitations set out in this Section 4.27 any Claim which is based on intentional misrepresentation or fraud may be brought at any time.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller the matters set out below.
5.1	Incorporation

The Buyer is a corporation validly existing under the laws of Delaware.
5.2	Due Authorization and Enforceability of Obligations

The Buyer has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of the Buyer. This Agreement constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

5.3 Absence of Conflicting Agreements

The Buyer is not a party to, bound or affected by or subject to any:

(a) indenture, mortgage, lease, agreement, obligation or instrument;

(b) charter or by-law provision; or

(c) Laws or Governmental Authorizations;

that would be violated, breached by, or under which any default would occur or an Encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

5.4 No Broker

The Buyer has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Seller.

5.5 Survival

Representations and warranties contained in this Article shall survive for a period of 12 months from the Closing Date. If no claim shall have been made under this Agreement against the Buyer for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of this survival period, the Buyer shall have no further liability under this Agreement with respect to such representation or warranty. Notwithstanding the limitations set out in this Section 5.5, any claim which is based on intentional misrepresentation or fraud may be brought at any time.

ARTICLE 6
COVENANTS OF THE PARTIES

6.1 General

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor in accordance with this Agreement). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Business, other than copies of Tax records related to the Seller’s own tax returns and copies of other files retained for archival purposes.

6.2 Transition

The Seller will take no action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing.

6.3 Confidentiality

The Seller shall keep confidential all Personal Information it disclosed to the Buyer and all information relating to the Business, except information (other than Personal Information) which:

(a) is part of the public domain;

(b) becomes part of the public domain other than as a result of a breach of these provisions by the Seller;

(c) was received in good faith after Closing from an independent Person who was lawfully in possession of such information free of any obligation of confidence; or

(d) is released from the provisions of this Agreement by the written authorization of the Buyer.

6.4 Change Seller’s Name

Forthwith following the completion of the purchase and sale of the Purchased Assets under this Agreement, the Seller shall discontinue use of the name “Olivia Greets”, except where legally required to identify the Seller until its name has been changed to another name.

6.5 Employees

(a) The Buyer shall, at its discretion, offer employment, effective from the Closing Date, to certain of the Employees actively engaged in the Business on the Closing. The Seller and the Buyer shall exercise reasonable efforts to persuade such Employees to accept such offers of employment.

(b) The Seller shall be responsible for all amounts owing to the Employees in respect of all periods prior to the Closing Date.

(c) The Seller shall be responsible for all notice of termination, severance and other obligations including entitlement to benefit coverage, stock options or incentive compensation to the Employees who do not accept employment with the Buyer and the Seller shall indemnify and save harmless the Buyer in respect of all such obligations.

6.6 Sales and Use Taxes

(a)	The Seller shall bear the cost of any sales or use or other transfer Taxes (excluding business and occupation taxes) and other fees, and any similar Taxes and fees which become payable in connection with the consummation of the transactions contemplated by this Agreement (“Sales Taxes”). Seller shall pay all real estate excise taxes, if any, and shall properly report and pay its state business and occupation taxes, if any, and federal and state income taxes arising out of the transaction contemplated herein.

(b)	Buyer will prepare the Tax Returns with respect to the Sales Taxes. The Parties will cooperate with each other in the preparation of such returns, including relating to any applicable exemption. If a resale certificate, resale purchase exemption certificate, production machinery and equipment exemption certificate or other certificate or document of exemption is required to reduce or eliminate the Sales Taxes, the Parties will promptly cooperate with each to furnish such certificate or document, and Seller will cooperate with Buyer to allow Buyer to obtain such reduction or exemption from the Sales Taxes.

ARTICLE 7
INDEMNIFICATION

7.1 Indemnification by the Seller

(a) The Seller shall indemnify and save harmless the Buyer, its affiliated companies, and each of their respective directors, officers, agents, employees and shareholders (in this section collectively referred to as the “Indemnified Parties”), from and against all Claims which may be made or brought against the Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with:

(i) any non-fulfilment of any covenant or agreement on the part of the Seller under this Agreement;

(ii) any incorrectness in or breach of any representation or warranty of the Seller contained in this Agreement or in any certificate or other document furnished by the Seller pursuant to this Agreement; or

(iii) any liabilities, debt and obligations of the Seller not forming part of the Assumed Liabilities.

(b) The obligation of indemnification set out in Section 7.1(a) above shall be subject to the limitation contained in Section 4.27 respecting the survival of the representations and warranties. In addition, except for instances of fraud or wilful misrepresentation, Indemnified Parties shall make no claims, nor shall they be entitled to any indemnification hereunder, unless and until such claims aggregate at least $10,000. Upon the aggregate of such claims exceeding $10,000 the Seller shall be required to pay the amount owing in respect of all of such claims including the $10,000.

7.2 Indemnification by the Buyer

(a) The Buyer shall indemnify and save harmless the Seller, its directors, officers, employees, agents and shareholders (in this section collectively referred to as the “Indemnified Parties”), from and against all Claims which may be made or brought against the Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with:

(i) any non-fulfilment of any covenant or agreement on the part of the Buyer under this Agreement;

(ii) any incorrectness in or breach of any representation or warranty of the Buyer contained in this Agreement or in any certificate or other document furnished by the Buyer pursuant to this Agreement.

(b) The obligation of indemnification set out in Section 7.2(a) above shall be subject to the limitation contained in Section 5.5 respecting the survival of the representations and warranties. In addition, except for instances of fraud or wilful misrepresentation, Indemnified Parties shall make no claims, nor shall they be entitled to any indemnification hereunder, unless and until such claims aggregate at least $10,000. Upon the aggregate of such claims exceeding $10,000 the Buyer shall be required to pay the amount owing in respect of all of such claims including the $10,000.

7.3 Indemnification Procedures for Third Party Claims

(a) In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (in this Section, the “Indemnified Party”) shall give prompt notice, and in any event within 20 days, to the other Party (in this Section, the “Indemnifying Party”) of any such Claims made upon it. If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defence and provided that no claim for indemnity in respect of the breach of any representation or warranty contained in this Agreement may be made unless notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 4.27 or Section 5.5, as the case may be.

(b) The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 7.3(a), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.

(c) Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 7.3(b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

(d) The final determination of any Claim pursuant to this Section, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be of such Claim against the Indemnifying Party.

(e) If the Indemnifying Party does not assume control of a Claim as permitted in Section 7.3(b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

ARTICLE 8
GENERAL

8.1 Public Notices

The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party under applicable Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other.

8.2 Expenses

Except as otherwise provided in this Agreement each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

8.3 Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery):

(a) in the case of a Notice to the Seller at:

Merrick Healthcare Solutions (or new name as advised)
233 N. Michigan Ave. Suite 2330
Chicago, IL 60601 Attention:Managing Director Fax:	+1 312 994-9495

(b) in the case of a Notice to the Buyer at:

Merge Healthcare Incorporated.
900 Walnut Ridge Drive
Hartland, WI
53029-8347

Attention: General Counsel

Fax: (262) 367-0717

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

8.4 Assignment

Neither Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.

8.5 Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

8.6 Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby.

8.7 Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

8.8 Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

[Signature lines are on the following page.]

IN WITNESS OF WHICH the Parties have executed this Agreement.

MERRICK HEALTHCARE SOLUTIONS, LLC
Per:
Name: Jeffrey Bennett
Title: Board Member

MERGE HEALTHCARE INCORPORATED
Per:
Name:
Title: